Exhibit 99.1

Courier Reports Mixed Results in Second Quarter

Sales Up but Earnings Down Following Plant Closure

NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--April 21, 2011--Courier Corporation (Nasdaq: CRRC), one of America’s leading book manufacturers and specialty publishers, today announced results for the quarter ended March 26, 2011, the second quarter of its 2011 fiscal year. Revenues were $62.7 million, up 6% from last year’s second-quarter sales of $58.9 million. However, earnings were down sharply due to a combination of factors including restructuring costs associated with the closing of a one-color printing facility in Stoughton, Massachusetts, and the write-down of $750,000 in receivables relating to the bankruptcy of Borders Group Inc. Overall, Courier reported a net loss for the quarter of $4.8 million or $.40 per diluted share, compared to net income of $1.4 million or $.12 per diluted share in the second quarter of fiscal 2010. Excluding the restructuring costs and bad-debt provision, net income for the quarter was $350,000 or $.03 per diluted share.

For the first six months of fiscal 2011, Courier’s revenues were $123.8 million, up 2% from fiscal 2010. Net loss for the year to date was $3.2 million or $.26 per diluted share, versus net income of $4.2 million or $.35 per diluted share in the first half of fiscal 2010. Excluding the second-quarter restructuring costs and bad-debt provision, net income for the first six months of fiscal 2011 was $2.0 million or $.17 per diluted share.

The second quarter of Courier’s fiscal year has traditionally been its slowest. This year, earnings were further reduced, in part, by increased depreciation expenses resulting from recent investments to add both four-color offset and digital capacity in anticipation of significantly larger book manufacturing demand over the balance of the year.

In Courier’s book manufacturing segment, sales were up in both the religious and education markets, while trade sales were down, reflecting the ripple effects of Borders’ restructuring and store closings. In Courier’s publishing segment, these effects were much more pronounced, as Borders had accounted for 9% of Courier’s publishing sales in fiscal 2010’s first half, but only 2% in fiscal 2011. Sales were down in the quarter at all three of Courier’s publishing businesses.

“It was a challenging quarter before the Borders announcement, and that made it more so,” said Courier Chairman and Chief Executive Officer James F. Conway III. “We were pleased to be able to grow revenues overall, but disheartened by the need to close our single-color paperback plant in Stoughton in response to the continuing shift in demand from one- to four-color books. We are grateful to our Stoughton employees for their many years of loyal service, and we have done our best to provide as many as possible with new opportunities elsewhere in our organization.

“We did have important successes in the quarter, including a dramatic turnaround in religious sales following a slow first quarter, as well as continued double-digit growth in the college textbook market. Business was down at Courier Digital Solutions, but this was expected in CDS’s highly seasonal customized textbook business. We continue to expect healthy growth over the balance of the year, and expect to have our third HP digital inkjet press up and running in June.

“The Borders situation promises to be a continuing challenge for both segments of our business. However, with a reduced cost structure, exciting new technology investments in place in book manufacturing, and signs of accelerating demand for the peak education season, I look forward to a stronger third and fourth quarter.”

Book manufacturing: religious sales rebound

Courier’s book manufacturing segment had second-quarter sales of $55.6 million, up 11% from $50.0 million in last year’s second quarter. The segment’s second-quarter operating income was $2.4 million, excluding restructuring costs, versus $2.8 million a year ago. Gross profit in the segment, excluding restructuring costs, was $8.9 million or 16.1% of sales, versus $9.7 million or 19.5% of sales in fiscal 2010, reflecting $1.1 million in increased depreciation related to the addition of new capacity in anticipation of future growth, as well as frictional costs related to the closing of the Stoughton plant and the transfer of existing one-color jobs to other facilities.

For fiscal 2011 to date, book manufacturing sales were $108.6 million, up 4% from fiscal 2010. Operating income through six months was $6.2 million, excluding restructuring costs, versus $8.5 million in fiscal 2010.

The book manufacturing segment focuses on three publishing markets: education, religious, and specialty trade. Sales to the education market were up 2% in the quarter and up 3% for the year to date due to increased sales of four-color textbooks for colleges and universities, though sales at the elementary and high school levels were off as many publishers elected to defer orders until closer to the elementary and high school textbook season. Sales to the religious market were up 50% over fiscal 2010’s second quarter, reflecting a large increase in orders from the company’s largest religious customer. Through the first six months of fiscal 2011, religious sales were up 7%. Sales to the specialty trade market were down 9% from last year’s second quarter and down 2% for the year to date, reflecting industry-wide reaction to Borders Group’s Chapter 11 bankruptcy filing.

In March Courier closed its smallest book manufacturing plant, a leased facility in Stoughton, Massachusetts with 110 employees. In conjunction with the plant closing, Courier took a pre-tax charge of $7.5 million or $.39 per diluted share for severance, pension withdrawal liabilities, anticipated lease costs and other related expenses. Overall, Courier expects the closing to have a cash impact of approximately $3 million over the remainder of fiscal 2011, with annualized pre-tax savings of approximately $4.5 million.

“It was a turbulent quarter in our industry, and in our business,” said Mr. Conway. “Fortunately, our two most important book manufacturing markets continue to offer solid long-term growth prospects, and in both cases we have excellent relationships backed by multi-year agreements with key customers. The steady shift in demand toward four-color production and shorter print runs is a fact of life for us, and we have prepared for continued growth in this environment with our investments in digital printing and our most efficient high-speed offset press yet. We are determined to remain the service leader in our industry and to reap the resulting share gains as we help customers capitalize on our technology.”

Publishing: soft quarter exacerbated by contraction at Borders

Courier’s specialty publishing segment includes three businesses: Dover Publications, a niche publisher with thousands of titles in dozens of specialty trade markets; Creative Homeowner, which publishes books on home design, decorating, landscaping and gardening; and Research & Education Association (REA), a publisher of test preparation books and study guides.

Second-quarter revenues for the segment were $10.1 million, down 14% from $11.7 million in last year’s second quarter, with lower sales to Borders accounting for the largest part of the shortfall. The segment’s operating loss for the quarter was $1.2 million, excluding the bad-debt provision for Borders, compared to breakeven last year. For fiscal 2011 to date, segment sales were $20.9 million, versus $23.3 million for the first half of last year. The segment’s operating loss through six months was $2.0 million, excluding the bad-debt provision for Borders, versus $0.5 million for the corresponding period last year.

While the situation at Borders affected all three publishing businesses, the shutdown of more than 200 Borders stores posed a special challenge for REA, for which Borders is the largest sales channel. Despite this challenge, REA was profitable in the quarter, helped by sales of its growing line of AP Crash Course books. Meanwhile, other channels were more productive for both Dover and Creative Homeowner, with Dover’s consumer marketing driving greater sales through online retailers and Creative Homeowner benefiting from increased sales at home improvement centers.

“We felt the same pressures as most U.S. trade publishers this quarter,” said Mr. Conway. “Weakness at any major retail chain places a premium on effective merchandising throughout the rest of the channel network. On the other hand, many of the books we publish have strong and vocal consumer constituencies. Thousands of students and teachers regard REA’s test-prep materials as simply the best available and actively seek them out. Similarly, Dover’s innovative products and ‘long-tail’ backlist continue to draw enthusiastic consumers of all ages, helped by one of the most sophisticated direct marketing operations in the industry.”

Outlook

“While the first half of fiscal 2011 has not lived up to expectations, we continue to believe in the long-term strength of our major markets,” said Mr. Conway. “Our steady investment in state-of-the-art manufacturing capacity reduced our earnings in the second quarter, but has placed us in an excellent position to meet the higher textbook demand we foresee. At the same time, we continue to take on more languages and more countries for our key religious customer in keeping with our long-term agreement. In addition, we expect annualized cost savings of approximately $4.5 million as the work of our Stoughton plant is absorbed into other Courier facilities.

“In publishing, we recognize the continuing challenges posed in part by the Borders bankruptcy, though we do expect a smaller Borders store network to continue to operate.

“As a result, for the remainder of fiscal 2011, we expect earnings per diluted share of $.73 to $.93, versus $.50 in the corresponding period last year.

“For fiscal 2011 overall, we expect to achieve total sales of between $271 million and $280 million, versus $257 million in fiscal 2010. And we expect earnings per diluted share of between $.90 and $1.10, excluding restructuring costs and the write-down of the Borders receivable, versus our fiscal 2010 earnings of $.85 per diluted share, excluding last year’s impairment charge.

“In addition to measuring our performance by generally accepted accounting principles, we also track several non-GAAP measures including EBITDA (earnings before interest, taxes, depreciation and amortization) as an additional indicator of the company’s operating cash flow performance. This measure should be considered in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In fiscal 2011, we expect EBITDA to be between $42 million and $46 million, compared to $38 million in fiscal 2010, excluding last year’s impairment charge and this year’s restructuring costs and bad-debt provision for Borders.

“Factors not incorporated into our guidance include the possibility of future impairment or restructuring charges.”

About Courier Corporation

Courier Corporation prints, publishes and sells books. Headquartered in North Chelmsford, Massachusetts, Courier has two business segments, full-service book manufacturing and specialty book publishing. For more information, visit www.courier.com.

This news release includes forward-looking statements. Statements that describe future expectations, plans or strategies are considered “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers’ demand for the Company’s products, including seasonal changes in customer orders and shifting orders to lower cost regions, changes in market growth rates, changes in raw material costs and availability, pricing actions by competitors and other competitive pressures in the markets in which the Company competes, consolidation among customers and competitors, insolvency of key customers or vendors, changes in the Company’s labor relations, success in the execution of acquisitions and the performance and integration of acquired businesses including carrying value of intangible assets, restructuring and impairment charges required under generally accepted accounting principles, changes in operating expenses including medical and energy costs, changes in technology including migration from paper-based books to digital, difficulties in the start up of new equipment or information technology systems, changes in copyright laws, changes in consumer product safety regulations, changes in environmental regulations, changes in tax regulations, changes in the Company’s effective income tax rate and general changes in economic conditions, including currency fluctuations, changes in interest rates, changes in consumer confidence, changes in the housing market, and tightness in the credit markets. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

COURIER CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	QUARTER ENDED		SIX MONTHS ENDED
	March 26,	March 27,	March 26,	March 27,
	2011	2010	2011	2010

Net sales	$62,662	$58,879	$123,814	$121,983
Cost of sales	57,488	44,579	103,335	90,387

Gross profit	5,174	14,300	20,479	31,596

Selling and administrative expenses	12,589	11,846	25,111	24,497

Operating income (loss)	(7,415)	2,454	(4,632)	7,099

Interest expense, net	248	119	451	237

Income (loss) before taxes	(7,663)	2,335	(5,083)	6,862

Income tax provision (benefit)	(2,856)	900	(1,932)	2,643

Net income (loss)	($4,807)	$1,435	($3,151)	$4,219

Net income (loss) per diluted share	($0.40)	$0.12	($0.26)	$0.35

Cash dividends declared per share	$0.21	$0.21	$0.42	$0.42

Wtd. average diluted shares outstanding	12,015	11,941	12,000	11,925

SEGMENT INFORMATION:

Net sales:
Book Manufacturing	$55,587	$49,980	$108,630	$104,821
Specialty Publishing	10,136	11,721	20,888	23,282
Elimination of intersegment sales	(3,061)	(2,822)	(5,704)	(6,120)
Total	$62,662	$58,879	$123,814	$121,983

Operating income (loss):
Book Manufacturing	($5,092)	$2,796	($1,251)	$8,497
Specialty Publishing	(1,986)	13	(2,795)	(501)
Stock based compensation	(368)	(334)	(706)	(683)
Intersegment profit	31	(21)	120	(214)
Total	($7,415)	$2,454	($4,632)	$7,099

COURIER CORPORATION
SEGMENT RESULTS OF OPERATIONS (Unaudited)
(In thousands)

BOOK MANUFACTURING SEGMENT	QUARTER ENDED		SIX MONTHS ENDED
	March 26,	March 27,	March 26,	March 27,
	2011	2010	2011	2010

Net sales	$55,587	$49,980	$108,630	$104,821
Cost of sales	53,711	40,243	95,365	82,009

Gross profit	1,876	9,737	13,265	22,812

Selling and administrative expenses	6,968	6,941	14,516	14,315

Operating income (loss)	($5,092)	$2,796	($1,251)	$8,497

SPECIALTY PUBLISHING SEGMENT	QUARTER ENDED		SIX MONTHS ENDED
	March 26,	March 27,	March 26,	March 27,
	2011	2010	2011	2010

Net sales	$10,136	$11,721	$20,888	$23,282
Cost of sales	6,867	7,136	13,793	14,284

Gross profit	3,269	4,585	7,095	8,998

Selling and administrative expenses	5,255	4,572	9,890	9,499

Operating income (loss)	($1,986)	$13	($2,795)	($501)

COURIER CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(In thousands)

	March 26,	September 25,
ASSETS	2011	2010

Current assets:
Cash and cash equivalents	$453	$107
Investments	1,218	1,090
Accounts receivable	33,683	35,123
Inventories	38,330	39,933
Deferred income taxes	4,734	4,109
Other current assets	7,004	2,388
Total current assets	85,422	82,750

Property, plant and equipment, net	100,078	103,009
Goodwill and other intangibles	27,204	27,409
Prepublication costs	7,565	7,734
Other assets	1,283	1,292

Total assets	$221,552	$222,194

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt	$1,787	$1,794
Accounts payable	13,664	14,399
Accrued taxes	1,083	617
Other current liabilities	16,771	15,358
Total current liabilities	33,305	32,168

Long-term debt	23,673	21,904
Deferred income taxes	1,576	1,385
Other liabilities	7,410	3,788

Total liabilities	65,964	59,245

Total stockholders' equity	155,588	162,949

Total liabilities and stockholders' equity	$221,552	$222,194

COURIER CORPORATION
CONSOLIDATED STATEMENTS OF FREE CASH FLOW (Unaudited)
(In thousands)

	For the Six Months Ended
	March 26,	March 27,
	2011	2010

Operating activities:
Net income (loss)	($3,151)	$4,219
Adjustments to reconcile net income (loss) to cash provided from operating activities:

Depreciation and amortization	11,575	10,348
Stock based compensation	706	683
Deferred income taxes	(434)	317
Changes in working capital	(429)	(1,350)
Other, net	3,549	(482)

Cash provided from operating activities	11,816	13,735

Investments in organic growth:
Capital expenditures	(6,079)	(2,864)
Prepublication costs	(2,175)	(2,102)
Proceeds from disposition of assets	-	590

Free cash flow	3,562	9,359

Other investing and financing activities:
Long-term borrowings (repayments), net	1,762	(1,873)
Cash dividends	(5,069)	(5,026)
Proceeds from stock plans	219	241
Business acquisition, net of cash acquired	-	(3,000)
Other	(128)	(100)

Cash used for other investing and financing activities	(3,216)	(9,758)

Increase (decrease) in cash and cash equivalents	$346	($399)

RECONCILIATION TO GAAP PRESENTATION

Investing activities:
Capital expenditures	($6,079)	($2,864)
Business acquisition, net of cash acquired	-	(3,000)
Prepublication costs	(2,175)	(2,102)
Proceeds from disposition of assets	-	590
Other	(128)	(100)
Cash used for investing activities	($8,382)	($7,476)

Financing activities:
Long-term borrowings (repayments), net	1,762	(1,873)
Cash dividends	(5,069)	(5,026)
Proceeds from stock plans	219	241
Cash used for financing activities	($3,088)	($6,658)

Other non-GAAP measures - EBITDA:
Net income (loss)	($3,151)	$4,219
Income tax provision (benefit)	(1,932)	2,643
Interest expense, net	451	237
Depreciation and amortization	11,575	10,348
Restructuring costs	7,472	-
EBITDA	$14,415	$17,447

In addition to measuring our performance by generally accepted accounting principles, we also track several non-GAAP measures including Free Cash Flow and EBITDA (earnings before interest, taxes, depreciation and amortization) as additional indicators of the company's operating cash flow performance. These measures should be considered in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

COURIER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)

		Quarter Ended			Six Months Ended
BOOK MANUFACTURING SEGMENT		March 26, 2011			March 26, 2011
		GAAP	Restruc-	Non-	GAAP	Restruc-	Non-
		Basis	turing	GAAP	Basis	turing	GAAP
		Measures	Costs (1)	Measures	Measures	Costs (1)	Measures

	Net sales	$55,587		$55,587	$108,630		$108,630
	Cost of sales	53,711	(7,061)	46,650	95,365	(7,061)	88,304

	Gross profit	1,876	7,061	8,937	13,265	7,061	20,326

	Selling and administrative expenses	6,968	(411)	6,557	14,516	(411)	14,105

	Operating income (loss)	($5,092)	$7,472	$2,380	($1,251)	$7,472	$6,221

(1)	In the second quarter of fiscal 2011, the Company closed its book manufacturing plant in Stoughton, Massachusetts, due to the impact of technology and competitive pressures affecting the one-color paperback books in which the plant specializes. Restructuring charges included $4.4 million related to severance and pension withdrawal liabilities and $3.1 million for lease termination and other facility closure costs.

CONTACT:
Courier Corporation
James F. Conway III, 978-251-6000
Chairman, President and Chief Executive Officer
or
Peter M. Folger, 978-251-6000
Senior Vice President and
Chief Financial Officer
www.courier.com